SUB-ITEM 77Q3

AIM GLOBAL HEALTH CARE FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER :      811 - 05426
SERIES NO.:        3

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                 19,179

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                  3,052
          Class C                  1,438
          Class Y                     52
          Investor Class          20,755

74V.    1 Net asset value per share (to nearest cent)
          Class A               $  19.72

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $  16.83
          Class C               $  16.85
          Class Y               $  19.75
          Investor Class        $  19.73